Exhibit 99.1

21shares Extends 100% Sponsor Fee Waiver for the 21shares Ethereum Staking ETF (TETH) Through October 8, 2027

Sponsor fee waiver extended for an additional 12 months to provide zero-cost exposure and staking yield potential for U.S. investors

NEW YORK, October 6, 2026 – 21shares, one of the world’s largest issuers of cryptocurrency exchange traded funds (ETFs), today announced a 12-month extension of the sponsor fee waiver for the 21shares Ethereum Staking ETF (TETH).

Originally introduced alongside the integration of staking features in October 2025, the 100% sponsor fee waiver will now remain in effect for an additional year through October 8, 2027.

Through staking, the Trust participates in Ethereum’s network validation process, enabling investors to benefit from the yield-generating potential of the protocol. The net staking reward (after the deduction of fees and expenses) for TETH, as of October 1, 2026 is 2.65%1.

“Extending our fee waiver for an additional 12 months underscores our commitment to providing investors with cost-efficient access to Ethereum,” said Duncan Moir, President and Chief Investment Officer at 21shares. “By combining a 100% fee waiver with the yield-generating power of network staking, we are continuing to pass the native benefits of blockchain technology directly back to our investors at zero cost.”

The fee waiver extension applies automatically to all current and prospective shareholders, with no action required from investors.

For more information on TETH, please visit https://www.21shares.com/en-us/products-us/teth.

About 21shares

21shares is one of the world’s leading cryptocurrency exchange traded product (ETP) providers and offers one of the largest suites of crypto ETPs in the market. The company was founded to make cryptocurrency more accessible to investors, and to bridge the gap between traditional finance and decentralized finance. 21shares listed the world’s first physically-backed crypto ETP in 2018, building a seven-year track record of creating crypto ETPs that are listed on some of the biggest, most liquid securities exchanges globally. Backed by a specialized research team, proprietary technology, and deep capital markets expertise, 21shares delivers innovative, simple and cost-efficient investment solutions.

21shares is a subsidiary of FalconX, one of the world's largest digital asset prime brokers. 21shares maintains independent operations from FalconX while strategically leveraging the resources and reach of FalconX to accelerate its mission and unlock new growth. For more information, please visit www.21shares.com.

Media Contact

Audrey Belloff: audrey.belloff@21Shares.com
Alethea Jadick: ajadick@sloanepr.com

[1]	Data as of October 1st, 2026: https://www.21shares.com/en-us/products-us/teth. The net staking reward is the rate of staking rewards earned by the ETF’s validators after the deduction of fees and expenses, annualized from a 30-day period and is not a projection of future rewards. This rate is not reflective of overall Trust performance and is subject to change based on network conditions and the proportion of assets deployed in staking.

Important Information

The 21shares Ethereum Staking ETF (TETH) (referred to as the “Trust”) is not registered under the Investment Company Act of 1940 (the “40 Act”) and therefore is not subject to the same regulations and protections as 40 Act registered ETFs and mutual funds. Investing involves significant risk, including possible loss of principal. An investment in the Trust is subject to a high degree of risk and heightened volatility and not suitable for all investors. The Trust is not suitable for an investor who cannot afford the loss of the entire investment. An investment in the Trust is not a direct investment in ETH.

Investing involves significant risk, including the possible loss of principal. There is no assurance that the Trust will generate a profit for investors.

Ethereum is a relatively new asset class, and the market for these assets is subject to rapid changes and uncertainty. Ethereum is largely unregulated and these investments may be more susceptible to fraud and manipulation than more regulated investments.

Must be preceded or accompanied by the prospectus for TETH (here).

The Trust participates in staking a portion of its holdings in order to generate additional rewards. Staking involves committing assets to support the operations of a blockchain and, in return, may provide rewards to the Trust. While staking can potentially enhance returns, it also introduces additional risks, including operational, technological, regulatory, and counterparty risks. Staking Ethereum introduces several risks, including the possibility of losing staked Ethereum through penalties, slashing, or inactivity leaks if validators behave poorly, go offline, or violate protocol rules. Staked Ethereum can also be locked for long and unpredictable periods due to activation and exit queues, creating liquidity constraints and making it harder to meet redemptions. Because staking depends heavily on third-party providers, operational failures, outages, cybersecurity breaches, or mismanagement by these providers could lead to lost assets or reduced rewards. Rewards themselves are uncertain and can fluctuate based on network conditions, validator performance, governance changes, commission rates, and downtime. Additionally, staking may create conflicts of interest if operators are incentivized to stake more Ethereum than is prudent, increasing liquidity risk.

Ethereum is subject to unique and substantial risks, including significant price volatility, lack of liquidity, and theft. The value of an investment in the Trust could decline significantly and without warning, including to zero. Ethereum is subject to rapid price swings, including as a result of actions and statements by influencers and the media, changes in supply and demand, and other factors. There is no assurance that Ethereum will maintain its value over the long-term.

Staking rewards earned by the Trust accrue to the Trust's assets and are reflected in NAV over time. The Trust will not distribute staking rewards directly to shareholders. Shareholders may nonetheless incur tax liability on staking income without receiving a corresponding distribution. The treatment of staking in a grantor trust for U.S. federal income tax purposes is still developing and may change.

Failure by the Trust’s Custodians to exercise due care in the safekeeping of the Trust's underlying digital assets, as applicable, could result in a loss to the Trust. Shareholders cannot be assured that a Custodian will maintain adequate insurance with respect to the digital assets held by the Custodian on behalf of the Trust.

The Trust is not actively managed and will not take any actions to take advantage, or mitigate the impacts, of volatility in the price of its underlying digital assets, as applicable. An investment in the Trust is not a direct investment in Ethereum. Investors will also forgo certain rights conferred by owning these digital assets directly. Shares of a Trust are generally bought and sold at market price (not NAV) and are not individually redeemed from the Trust. Only Authorized Participants may trade directly with a Trust and only in large blocks of Shares called "creation units." Your brokerage commissions will reduce returns.

Shares in the Trust are not FDIC insured, may lose value, and have no bank guarantee.

The Marketing Agent for the Trust is Foreside Global Services, LLC. 21shares US LLC is the Sponsor to the Trust. 21shares is not affiliated with Foreside Global Services, LLC. FalconX is not affiliated with Foreside Global Services, LLC.

© 2026 21shares US LLC. No part of this material may be reproduced in any form, or referred to in any other publication, without written permission.

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